EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                  (thousands of dollars, except per share data)

                                                     YEAR ENDED DECEMBER 31
                                                 ------------------------------
                                                   1997       1996       1995
                                                 --------    -------    -------
Net income ...................................   $  4,798    $ 1,863    $   690
Distributions to shareholders ................       (130)       (77)       (67)
                                                 --------    -------    -------
Net Income available to common shareholders ..   $  4,668    $ 1,786    $   622
                                                 ========    =======    =======
Basic earnings per share
   Weighted average common shares
       outstanding ...........................      9,778      7,349      6,701
                                                 ========    =======    =======
   Basic earnings per share ..................   $    .48    $   .24    $   .09
                                                 ========    =======    =======
Diluted earnings per share
   Weighted average common
      shares outstanding .....................      9,778      7,349      6,701
   Shares issuable from assumed
     conversion of common stock
     options and warrants granted ............        914        650         97
                                                 --------    -------    -------
Weighted average common shares
   outstanding, as adjusted ..................     10,692      7,999      6,799
                                                 ========    =======    =======
Diluted earnings per share ...................   $    .43    $   .22    $   .09
                                                 ========    =======    =======

                                      Ex-1